Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Biodexa Pharmaceuticals PLC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, nominal value GBP0.000001 per share, represented by ADSs	(1)	Other	220,421,800	$0.0154	$3,394,495.72	0.0001381	$469.54

Total Offering Amounts:							$3,394,495.72		469.54
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$469.54

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Offering Note(s)

(1)	These ordinary shares are represented by American Depositary Shares (“ADSs”), each of which represents 50 ordinary shares of the Registrant. ADSs issuable on deposit of the ordinary shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-275909).

This registration statement also include an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the ADSs on the NASDAQ Capital Market on September 18, 2026, divided by 50 (to give effect to the 1:50 ratio of ADSs to ordinary shares.